Exhibit 11(a) - Computation of Primary Earnings Per Share


                                      Second Quarter Ended            Six Months Ended
                                            April 30,                     April 30,
                                      --------------------            ----------------
                                        1994          1993          1994          1993
                                        ----          ----          ----          ----
Net earnings                        $ 3,804,000   $ 8,528,000    $12,248,000   $17,424,000

Adjustment (1)

Adjusted net earnings               $ 3,804,000   $ 8,528,000    $12,248,000   $17,424,000
                                      =========     =========     ==========    ==========

Average common shares
   outstanding                       24,442,000    26,322,000     24,284,000    26,487,000


Assumed equivalent shares
 from stock options converted
 to common shares (1)                 3,319,000     3,038,000      3,188,000     2,908,000


Total weighted average number
   of common and common
   equivalent shares                 27,761,000    29,360,000    27,472,000    29,395,000
                                     ==========    ==========    ==========    ==========
Earnings per share
  Earnings before cumulative effect
    of accounting change                   $.14          $.29          $.38          $.59
Cumulative effect of accounting change                                  .07
                                            ---           ---           ---           ---
Net Earnings                               $.14          $.29          $.45          $.59
                                            ===           ===           ===           ===

(1) Earnings per share are computed using the weighted average number of shares of common stock and common stock equivalents (common stock issuable upon exercise of stock options) outstanding. In computing earnings per share, the Company utilizes the treasury stock method. In computing primary earnings per share, this method assumes that stock options, under certain conditions, are exercised and treasury shares are assumed to be purchased (not to exceed 20% of the common stock outstanding) from the proceeds using the average market price of the Company's common stock for the period. Any excess proceeds not utilized for the purchase of treasury shares are assumed first to reduce any outstanding capitalized lease obligation and any remainder invested in interest-bearing securities with net earnings increased for the hypothetical interest savings or interest income, net of income taxes. Because of the hypothetical interest savings or interest income, net earnings divided by the weighted average number of common and common equivalent shares will not always equal earnings per share.



  Exhibit 11(b) - Computation of Fully Diluted Earnings Per Share

                                             Second Quarter Ended                     Six Months Ended
                                                   April 30,                             April 30,
                                             --------------------                     ----------------
                                            1994            1993                    1994            1993
                                            ----            ----                    ----            ----
Net earnings                             $ 3,804,000     $ 8,528,000             $12,248,000     $17,424,000

Adjustment (1)
                                          ----------      ----------              ----------      ----------
Adjusted net earnings                    $ 3,804,000     $ 8,528,000             $12,248,000     $17,424,000
                                           =========       =========              ==========      ==========

Average common shares
   outstanding                            24,442,000      26,322,000              24,284,000      26,487,000


Assumed equivalent shares
   from stock options converted
   to common shares (1)                    3,358,000       3,303,000               3,425,000       3,502,000
                                          ----------      ----------              ----------      ----------
Total weighted average number
   of common and common
   equivalent shares                      27,800,000      29,625,000              27,709,000      29,989,000
                                          ==========      ==========              ==========      ==========

Earnings per share                            $.14(2)         $.29(2)                 $.44(2)        $.58(2)
                                               ===             ===                     ===            ===

(1)   Earnings per share are computed consistent with (1) on
Exhibit 11(a) - Computation ofPrimary Earnings Per Share - except in computing fully diluted earnings per share, the treasury stock method uses the market price of the Company's common stock at the close of the period rather than the average market price during the period when the market price at the close of the period is higher than the average market price during the period. In times of rising market price for the Company's Common Stock, all other factors remaining constant, this will cause fully diluted earnings per share to be less then primary earnings per share.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by Footnote
2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.